As filed with the Securities and Exchange Commission on August 8, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0481737
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
43 Victoria Street
Hamilton HM 12, Bermuda
(441) 278-5400
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)
Allied World Assurance Company Holdings, Ltd Amended and Restated 2001 Employee Stock Option Plan
Allied World Assurance Company Holdings, Ltd Amended and Restated 2004 Stock Incentive Plan
Allied World Assurance Company Holdings, Ltd Long-Term Incentive Plan
(Full title of the plans)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:

Steven A. Seidman, Esq.	Wesley D. Dupont, Esq.
Willkie Farr & Gallagher LLP	Allied World Assurance Company Holdings, Ltd
787 Seventh Avenue	43 Victoria Street
New York, NY 10019	Hamilton HM12, Bermuda
(212) 728-8000	(441) 278-5400
(212) 728-8111 (Facsimile)	(441) 292-0055 (Facsimile)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	share (2)	price (2)	registration fee
Common shares, $0.03 par value per share	6,000,000	$34.35	$206,100,000	$22,052.70

(1)	Represents 2,000,000 common shares of Allied World Assurance Company Holdings, Ltd (the “Company”), par value $0.03 per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2001 Employee Stock Option Plan, 2,000,000 Shares issuable pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan, and 2,000,000 Shares issuable pursuant to the Company’s Long-Term Incentive Plan (collectively, the “Plans”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933. The price per share is estimated based on the average of the high and low trading prices for Allied World Assurance Company Holdings, Ltd’s common shares on August 4, 2006, as reported by the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed with the Commission by Allied World Assurance Company Holdings, Ltd (the “Company”), are incorporated by reference into this Registration Statement:
(a)	The Company’s Prospectus filed pursuant to Rule 424(b)(4) (Registration No. 333-132507) on July 13, 2006, pursuant to the Securities Act; and

(b)	The description of the Company’s common shares, par value $0.03 per share, which is contained in the Company’s Registration Statement on Form 8-A, filed on July 6, 2006, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed to be specifically incorporated by reference herein). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     The Company is a Bermuda exempted company. Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
     The Company has adopted provisions in its Bye-laws that provide that that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company has also entered into indemnification agreements with its directors and certain of its officers to indemnify such persons, to the fullest extent permitted by applicable law (except in certain limited circumstances) and the Company’s Bye-laws and Memorandum of Association, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed criminal, civil, administrative or investigative action brought against such persons or in which such person otherwise becomes involved as a witness by reason of his or her relationship with the Company. The indemnification agreements also provide for indemnification rights regarding proceedings brought by or in the right of the Company.
     The Bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit No.	Description of Exhibit

4.1	Allied World Assurance Company Holdings, Ltd Amended and Restated 2001 Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (File No. 333-132507) (the “Form S-1”))

4.2	Allied World Assurance Company Holdings, Ltd Amended and Restated 2004 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.38 to the Form S-1)

4.3	Allied World Assurance Company Holdings, Ltd Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.42 to the Form S-1)

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Deloitte & Touche, an independent registered public accounting firm

23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)

24	Power of Attorney (included on the signature page)
Item 9. Undertakings
     The undersigned registrant hereby undertakes:
1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on the 8th day of August, 2006.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By: /s/ Scott A. Carmilani

Name: Scott A. Carmilani
Title: President and Chief Executive Officer
     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Scott A. Carmilani and Wesley D. Dupont, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-8, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission and/or the Bermuda Registrar of Companies, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott A. Carmilani	President and Chief Executive Officer, Director	August 8, 2006
Name: Scott A. Carmilani	(Principal Executive Officer)

/s/ Joan H. Dillard	Senior Vice President and Chief Financial Officer	August 8, 2006
Name: Joan H. Dillard	(Principal Financial and Accounting Officer)

/s/ Bart Friedman	Director	August 8, 2006
Name: Bart Friedman

/s/ Scott Hunter	Director	August 8, 2006
Name: Scott Hunter

/s/ Michael I.D. Morrison	Director	August 8, 2006
Name: Michael I.D. Morrison

Signature	Title	Date

/s/ Mark R. Patterson	Director	August 8, 2006
Name: Mark R. Patterson

/s/ James F. Duffy	Director	August 8, 2006
Name: James F. Duffy

/s/ Samuel J. Weinhoff	Director	August 8, 2006
Name: Samuel J. Weinhoff

/s/ Gregory F. Lavelle	Authorized Representative in the United States	August 8, 2006
Puglisi & Associates

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Allied World Assurance Company Holdings, Ltd Amended and Restated 2001 Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (File No. 333-132507) (the “Form S-1”))

4.2	Allied World Assurance Company Holdings, Ltd Amended and Restated 2004 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.38 to the Form S-1)

4.3	Allied World Assurance Company Holdings, Ltd Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.42 to the Form S-1)

5.1	Opinion of Conyers Dill & Pearman

23.1	Consent of Deloitte & Touche, an independent registered public accounting firm

23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1)

24	Power of Attorney (included on the signature page)